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Exhibit 1.2

PRICING AGREEMENT

Roth Capital Partners. LLC
24 Corporate Plaza
Newport Beach, CA 92660

        June 30, 2003

Ladies and Gentlemen:

        Aksys, Ltd., a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Placement Agency Agreement dated June 30, 2003 (the "Placement Agreement"), between the Company on the one hand and Roth Capital Partners, LLC, on the other hand, to issue and sell to the Purchasers named in Schedule I hereto (the "Purchasers") the amount or number of securities specified in Schedule I hereto (the "Securities"). Each of the provisions of the Placement Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Base Prospectus in Section 2 of the Placement Agreement shall be deemed to be a representation or warranty as of the date of the Placement Agreement in relation to the Base Prospectus, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Base Prospectus as amended or supplemented relating to the Securities which are the subject of this Pricing Agreement.

        An amendment to the Registration Statement, or a supplement to the Base Prospectus, as the case may be, relating to the Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

        Subject to the terms and conditions set forth herein (including the schedules hereto) and in the Placement Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Purchasers, at the time and place and at the purchase price as set forth in Schedule II hereto, the number and type of Securities set forth opposite the name of each such Purchaser in Schedule I hereto.

        Provided that the Securities are issued and sold to each of the Purchasers pursuant to the terms of the Placement Agreement and this Pricing Agreement on the Closing Date set forth in Schedule II, the Company shall pay to the Placement Agent the amount set forth in Schedule II as compensation for services rendered in connection with the issuance and sale of the Securities.

        If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof.

Very truly yours,
Aksys, Ltd.
By:	/s/ LAWRENCE D. DAMRON Name: Lawrence D. Damron Title: Senior Vice President and CFO

Accepted as of the date hereof:

Roth Capital Partners, LLC
By:	/s/ BYRON C. ROTH Name: Byron C. Roth Title: Chairman & CEO

SCHEDULE I

Purchasers	Amount or Number of Securities to be Purchased	Purchase Price
The Riverview Group, LLC.	1,363,637 shares of common stock, along with a warrant to purchase 204,546 shares of common stock	$15,000,000
Total	1,363,637 shares of common stock, along with a warrant to purchase 204,546 shares of common stock	$15,000,000

SCHEDULE II

Title of Securities:

  •
  1,363,637 shares of Common Stock, $0.01 par value per share.

  •
  Warrants granted to The Riverview Group, LLC for the purchase of 204,546 shares of Common Stock of the Company (the "Warrants"). The Warrants are exercisable into Common Stock, have a strike price of $13.75, have a term of five years, and are exercisable by payment of the strike price in cash (unless there is no effective and current registration statement covering the shares underlying the warrants or the registration statement is unavailable, in which case the holder may affect a cashless exercise).

  •
  Warrants granted to Roth Capital Partners, LLC for the purchase of 136,364 shares of Common Stock of the Company (the "Placement Agent Warrants"). The Placement Agent Warrants are exercisable into Common Stock, have a strike price of $15.00, have a term of five years, and are exercisable by payment of the strike price in cash (unless there is no effective and current registration statement covering the shares underlying the warrants or the registration statement is unavailable, in which case the holder may affect a cashless exercise).

Aggregate amount:

        $15 million

Price to Investors:

        $11.00 per share, plus the Warrants

Commission to Placement Agent:

  •
  5% of the gross proceeds received from the sale of the securities in the Offering.

  •
  The Placement Agent Warrants

Specified funds for payment of purchase price:

        Same day funds

Closing Date:

        June 30, 2003

Time of Delivery:

        10.00 a.m., California time

Closing Location:

        Offices of the Company's counsel or such other place as the parties shall mutually agree.

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  Exhibit 1.2
PRICING AGREEMENT
SCHEDULE I
SCHEDULE II